Exhibit 99.1

NEWS

FOR RELEASE:  December 1, 2005

CONTACT:	Isonics Corporation	CTA Public Relations
	James E. Alexander	Bevo Beaven, VP/GM or Bill Conboy, VP
	303-279-7900	(303) 665-4200

Isonics Corporation Increases Equity Stake in German Homeland
Security Subsidiary to 30%

Subsidiary sells two portable IMS units to German Police Department

GOLDEN, CO — December 1, 2005 – Isonics Corporation (NASDAQ: ISON), committed to the development of next-generation technology for the homeland security and semiconductor markets, has increased its equity ownership in Institut fur Umwelttechnologien (IUT-Berlin) from 8.5% to 30% for approximately $345,000.

The increased investment in IUT-Berlin is part of a previously announced strategy to increase development activity on its neutron-based detection products and to repackage ion mobility spectroscopy (IMS) technology originally developed by IUT-Berlin into a hand-held, portable product for detection of explosives, chemical weapons and illegal drugs.

Isonics further announced that IUT-Berlin has recently sold two upgraded IMS units to the police department in Magdeburg, Germany, for their use in the identification of chemical warfare agents and explosives.

About Isonics Corporation

Isonics Corporation has three business divisions: (1) Homeland Security and Defense (2) Semiconductor, and (3) Life Sciences. Isonics is a world leader in isotopically engineered materials and through its semiconductor division produces isotopically pure silicon-28 chemicals, silicon-on-insulator wafers, wafer reclaim services and test wafers, including 300mm, for the semiconductor industry. Isonics’ Life Sciences division markets and sells isotopes to the health care industry for the imaging and treatment of cancer. Stable isotopes can be thought of as ultra pure materials. This high degree of purification provides enhanced properties as compared to natural materials. Our efforts in the Homeland Security segment are nascent (notwithstanding our operations at Protection Plus Security Corporation) at the present time as we proceed to develop further our IMS and neutron-based detection technologies. Additional information may be obtained at the Company’s Web site at www.isonics.com.

Cautionary Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s 10-KSB for the year ended April 30, 2005 and reports subsequently filed with the Securities and Exchange Commission, which include the Company’s historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in these filings with the Securities and Exchange Commission.

###